Exhibit 99.1

Mawson Infrastructure Group Inc Announces September 2022 Operational Update

Mawson’s installed operational capacity at 3.7 Exahash as at the end of September across Bitcoin Self-Mining and Hosting Co-location

Approximately $2.0 Million generated from Mawson’s Energy Market Program in September, in addition to the approximately $1.8 Million generated in July, and $1.8 Million in August

Atlanta, Georgia and Sydney, Australia — October 18, 2022 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson” or the “Company”), a digital infrastructure provider, announces unaudited Bitcoin production and operational update for September 2022.

“September saw the Mawson team focus on the exit of the Sandersville, Georgia facility and operational handover of the site to CleanSpark Inc. The sale is expected to result in an unaudited profit on sale of approximately $18 million, to be recognized in the fourth quarter of 2022. The exit from Georgia presents Mawson with the ability to refocus its expansion efforts at our Pennsylvania facilities which have combined capacity of 220MW, or approximately 7.3 Exahash2. During September Mawson continued with its diversified revenue model ensuring the group continues to operate strongly through the current tough economic climate.”

September Bitcoin Self-Mining, Energy Market Program & Hosting Co-location Update:

●	Equivalent total Bitcoin Production: 203

●	Equivalent BTC production from Energy Market Program: 101 (based on average price of Bitcoin in September of $19,805)

●	Self-Mined Bitcoin produced: 102

●	Self-Mining Installed Capacity: 1.7 Exahash

●	Year to date self-mined Bitcoin: 1231

●	Energy Market Program revenue: approximately $2.0m

●	Hosting Co-location installed capacity: 2.0 Exahash

●	Hosting Co-location megawatts online as at end September: approximately 64 megawatts

●	Total installed capacity across Bitcoin Self-Mining and Hosting Co-location: 3.7 Exahash

Sale of Georgia Assets:

As announced to the market on October 11, 2022, Mawson has completed the sale of certain assets at its Sandersville, Georgia facility to CleanSpark Inc (NASDAQ:CLSK) for approximately $40.0 Million1. The Company expects the Georgia sale will have a positive impact on earnings with a preliminary, unaudited profit on sale of approximately $18 million expected in the fourth quarter 2022.

[1]	Assumes maximum earn outs are achieved, no adjustments are made to the purchase price, and uses the CleanSpark stock price as at October 7, 2022, and rounding.

Post Georgia Sale Expansion and Strategy Update

As a result of the sale of certain assets at the Sandersville, Georgia facility to CleanSpark Inc, the Company intends to focus on the following activities in the fourth quarter of 2022:

1.	Reduction of debt via utilizing a portion of the proceeds from sale of the Georgia facility

2.	Relocation of ASIC servers from Georgia to Pennsylvania

3.	Continue the expansion and development of both the Company’s Pennsylvania facilities, Midland (100MW) and Sharon (120MW)

4.	Secure additional large-scale site for long term digital infrastructure capacity

5.	Explore opportunities to expand digital mining business

6.	Develop strategic partnerships and relationships with customers and communities

Aerial view of Midland, Pennsylvania facility expansion

“The groups residual infrastructure portfolio of 350MW is capable of accommodating up to 12.0 EH.2 which ensures Mawson continues to have substantial expansion capacity for 2023. Our focus on facilities with close geographic proximity allows us to ensure maximum operational efficiencies moving forward.” said James Manning, CEO.

After the sale of the Georgia facility, Mawson expects to have Self-Mining and Hosting Co-location installed capacity of 4.5 Exahash by Q1, 2023, and 8.0 Exahash by Q4, 2023.

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ENDS

[2]	Assumes all equipment deployed and 100% online, plus the construction of all contracted sites on time, actual results are likely to vary in a negative manner. Construction delays are common, and it is rare for all equipment to be deployed and 100% online, however accurate historical downtime averages are difficult to calculate and also may not provide an accurate picture due to differences moving forward. Investors should consider all risk factors related to uptime when considering these figures, which are a best case scenario. The above information is for general information purposes only and are forward looking statements which should not be relied upon as being necessarily indicative of future results. Please see our Risk Factors in our Annual Report on Form 10-K filed March 21, 2022, under the Sub-Heading Risks Relating to Our Business and Management for important risks related to our Self-Mining. Exahash capacity assumes installation of current generation ASIC Bitcoin Mining hardware including but not limited to Bitmain S19J Pro and XP, MicroBT M30/1, Avalon A1246 assuming approximately 30 megawatt per 1 Exahash.

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation Mobile Data Center (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 21, 2022, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on August 22, 2022, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com

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